Exhibit 12.1
Doral Financial Corporation
Computation of Ratio of Earnings to Fixed Charges

Quarter ended
March 31, 2005
Including Interest on Deposits

Earnings:
Pre-tax income from continuing operations	$49,613
Plus:
Fixed Charges (excluding capitalized interest)	141,311

Total Earnings	$190,924

Fixed Charges:
Interest expensed and capitalized	$140,046
Amortized premiums, discounts, and capitalized expenses related to indebtedness	430
An estimate of the interest component within rental expense	835

Total Fixed Charges	$141,311

Ratio of Earnings to Fixed Charges	1.35

Excluding Interest on Deposits

Earnings:
Pre-tax income from continuing operations	$49,613
Plus:
Fixed Charges (excluding capitalized interest)	118,854

Total Earnings	$168,467

Fixed Charges:
Interest expensed and capitalized	$117,589
Amortized premiums, discounts, and capitalized expenses related to indebtedness	430
An estimate of the interest component within rental expense	835

Total Fixed Charges	$118,854

Ratio of Earnings to Fixed Charges	1.42